News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Changing 2020 Annual Meeting of Shareholders
to Virtual-Only Meeting Format due to COVID-19

COLUMBUS, Ga., April 6, 2020 - Aflac Incorporated (NYSE: AFL) announced today that its Board of Directors has decided to hold the company’s 2020 Annual Meeting of Shareholders on Monday, May 4, 2020 at 10:00 a.m. ET in a virtual-only meeting format due to the evolving nature of the COVID-19 pandemic and taking into account the guidance and protocols issued by public health and government authorities.

Shareholders of record as of the close of business on February 25, 2020 are invited to attend the virtual meeting at www.virtualshareholdermeeting.com/AFL2020 and enter the 16-digit control number included on their proxy card or notice that they previously received. Online access to the webcast will open 15 minutes prior to the designated start time. Shareholders may submit questions in writing through the virtual meeting platform. Those who do not have a control number may attend as guests but will not be able to vote shares or submit questions during the webcast. While voting during the virtual meeting will be permitted, Aflac Incorporated encourages shareholders to vote in advance of the meeting. Instructions for voting follow:

Vote BEFORE the meeting:
Vote by one of the following methods by 11:59 p.m. Eastern Time on May 3, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 29, 2020 for shares held in a Plan:

Go to www.proxyvote.com, or

Call 1-800-690-6903

Vote BEFORE the meeting:	Mark, sign and date your proxy card and return it in the postage-paid envelope we previously provided.
Vote DURING the meeting:	Go to www.virtualshareholdermeeting.com/AFL2020. Shareholders may attend and vote during the virtual meeting by following the instructions on this website.

ABOUT AFLAC INCORPORATED
Aflac Incorporated (NYSE: AFL) is a Fortune 500 company, helping provide protection to more than 50 million people through its subsidiaries in Japan and the U.S., where it is a leading supplemental insurer by paying cash fast when policyholders get sick or injured. For more than six decades, insurance policies of Aflac Incorporated's subsidiaries have given policyholders the opportunity to focus on recovery, not financial stress. Aflac Life Insurance Japan is the leading provider of medical and cancer insurance in Japan where it insures 1 in 4 households. For 14 consecutive years, Aflac Incorporated has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2020, Fortune included Aflac Incorporated on its list of World’s Most Admired Companies for the 19th time, and Bloomberg added Aflac Incorporated to its Gender-Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. To find out how to get help with expenses health insurance doesn't cover, get to know us at aflac.com or aflac.com/espanol.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com

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